Exhibit 14.1

CODE OF CONDUCT AND ETHICS

FOR THE DIRECTORS, OFFICERS AND EMPLOYEES OF

GAMEVERSE INTERACTIVE CORP.

Purpose

The Board of Directors (the “Board”) of Gameverse Interactive Corp., a Nevada corporation (the “Company”), has approved the following Code of Conduct and Ethics (the “Code”) to apply to all the directors, officers and employees of the Company (the “Officeholders”). The Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

The Board of Directors has delegated day-to-day responsibility for administering and interpreting this code to a compliance officer. The company will either employ an executive as Compliance Officer or will name one of its officers, to be determined by the Board of Directors. The Chief Financial Officer has been appointed as the Compliance Officer under this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Officeholders are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Company’s Chief Executive Officer, who may consult with the Company’s outside legal counsel as appropriate.

Introduction

The Officeholders are expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on how the Company’s business is conducted and how the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. In addition to each of the directives set forth below, the Officeholders shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

Loyalty, Honesty and Integrity. Officeholders must not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

Observance of Ethical Standards. When carrying out their duties and responsibilities on behalf of the Company, Officeholders must adhere to the high ethical standards described in this Code.

Accountability. Officeholders are responsible for their own adherence and the adherence of the other directors, officers and employees to whom this Code applies. Officeholders are encouraged to familiarize themselves with each provision of this Code and those set forth in the Company’s policies which will be, or have been, published to the Officeholders from time to time.

Standards of Conduct

Integrity of Records and Financial Reporting

The Chief Executive Officer and the Chief Financial Officer and, if applicable, Principal Accounting Officer, and Controller of the Company (the Chief Financial Officer and Principal Accounting Officer and Controller are hereinafter referred to as the “Senior Financial Officers”) are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. As a public company, the Company files annual and periodic reports and makes other filings with the Securities and Exchange Commission (the “SEC”). It is critical that these reports be timely and accurate. The Company expects those officers who have a role in the preparation and/or review of information included in the Company’s SEC filings to record, process, summarize and report such information accurately and honestly. Reports and documents the Company files with or submits to the SEC, as well as other public communications made by the Company, should contain full, fair, accurate, timely and understandable disclosure.

No Officeholder may cause the Company to enter into a transaction with the intent to document it or record it in a deceptive or unlawful manner. No Officeholder may create any false or artificial documentation for any transaction entered into by the Company. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and brought to the attention of the Company’s Chief Financial Officer.

Any Officeholder who learns of any material information affecting or potentially affecting the accuracy or adequacy of the disclosures made by the Company in its SEC filings, submissions or other public statements should report the same to the Chief Executive Officer or Senior Financial Officers or through the procedures established from time to time by the Audit Committee (if applicable) for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as set forth below.

The Chief Executive Officer and Senior Financial Officers are responsible for establishing, and together with the members of the Board or the members of the Audit Committee (if applicable), as the case may be, overseeing adequate disclosure controls and procedures and internal controls over financial reporting, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company and its subsidiaries; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records and other essential data with care and honesty.

Improper Influence of Auditors

No Officeholder may take any action to fraudulently influence, coerce, manipulate or mislead the Company’s auditor of the Company’s financial statements for the purpose of rendering those financial statements materially misleading.

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Conflicts of Interest

Officeholders must not participate in any activity that could conflict with their duties and responsibilities to the Company. A “conflict of interest” arises when one’s personal interests or activities appear to or may influence that person’s ability to act in the best interests of the Company. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Company’s in-house counsel. Before engaging in any material transaction or relationship that reasonably could give rise to a conflict of interest, each Officeholder must provide full and fair disclosure of all relevant facts and circumstances to, and receive the approval of, in the case of a director or officer, the Audit Committee or another independent body of the Board of Directors, or in the case of any other Officeholder, the Compliance Officer. In addition, because conflicts of interest are not always obvious, Officeholders are encouraged to bring questions about particular situations to the attention of the Compliance Officer or Company’s Chief Executive Officer.

This Code does not describe all possible conflicts of interest that could develop.

Some of the more common conflicts from which Officeholders must refrain are set forth below:

Family members. Officeholders may encounter a conflict of interest when doing business with or competing with organizations in which they have an ownership interest or their family member has an ownership or employment interest. “Family members” include a spouse, parents, children, siblings and in-laws. Officeholders must not conduct business on behalf of the Company with family members or an organization with which their family member is associated, unless such business relationship has been disclosed and authorized by the chairperson of the Audit Committee.

Improper conduct and activities. Officeholders may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

Compensation from non-Company sources. Officeholders may not accept compensation in any form for services performed for the Company from any source other than the Company or its consolidated subsidiaries.

Gifts. Officeholders and members of their immediate family may not ask for or accept gifts, favors, kickbacks or other improper payment or consideration from a customer, government official or any other person or entity if such gifts are being made in order to influence them in their capacity as a directors, officers or employees of the Company, in consideration for assistance or influence concerning any transaction affecting the Company, or if acceptance of such gifts could create the appearance of a conflict of interest. No Officeholder may offer or give (directly or indirectly) any improper gift, favor, kickback or other improper payment or consideration to any customer, supplier, government official, including, without limitation, any foreign government official, or any other person for assistance or influence concerning any transaction affecting the Company. Any Officeholder aware of a person offering, giving, asking for or accepting an offer of a gift, gratuity or other personal consideration to influence a business transaction affecting the Company should report the same to the Chief Executive Officer, Compliance Officer or through the procedures established from time to time by the Audit Committee (if applicable) for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as set forth below.

These provisions are not intended to apply to routine, reasonable business entertainment or gifts of minor value customary in local business relationships, provided that no laws or Company policies are violated.

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Personal use of Company assets. Officeholders may not use Company assets, labor or information for personal use, other than incidental personal use, unless the Chief Executive Officer approves or as part of a compensation or expense reimbursement program.

The Company has the right and obligation to determine whether conflicts of interest exist and to take appropriate action to address them.

Corporate Opportunities

Officeholders are prohibited from: (a) taking opportunities related to the Company’s business for their own personal benefit; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company’s disinterested directors determine the Company will not pursue such opportunity, after disclosure of all material facts by the individual seeking to pursue the opportunity, the individual may do so.

Confidentiality

Officeholders must maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers or suppliers. Officeholders may only use confidential information for legitimate Company purposes.

Officeholders must return all of the Company’s confidential and/or proprietary information in their possession to the Company when they cease to be employed by or otherwise serve the Company.

Compliance with Laws, Rules and Regulations

It is the policy of the Company to comply with all applicable laws, rules and regulations, and the Company expects the Officeholders to carry out their responsibilities on behalf of the Company in accordance with such laws, rules and regulations and to refrain from illegal conduct. No Officeholder should engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day duties, nor should any Officeholder instruct others to do so. Transactions in Company securities are governed by the Company’s Insider Trading Policy.

Protection and Proper Use of the Company’s Assets

Loss, theft and misuse of the Company’s assets has a direct impact on the Company’s business and its profitability. Officeholders are expected to protect the Company’s assets that are entrusted to them and to protect the Company’s assets in general. Officeholders are also expected to take steps to ensure that the Company’s assets are used only for legitimate business purposes.

Encouraging the Reporting of any Illegal or Unethical Behavior

The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. The Company’s directors and officers should promote an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith.

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Without prejudice to the generality of the above, procedures for the Officeholders of the Company and its subsidiaries to submit (whether openly, confidentially, or anonymously) their concerns about questionable accounting or auditing matters and violations of legal or regulatory requirements, and for the Audit Committee to receive and respond to such concerns, are governed, if applicable, by the Company’s policies then in effect concerning whistleblowers and prohibitions against retaliation.

Fair Dealing

The Officeholders should deal fairly with the Company’s customers, suppliers and competitors. It is the policy of the Company to prohibit any person from taking unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Compliance Procedures

Communications of this Code

All Officeholders will be provided with a copy of this Code upon beginning service with the Company. Updates to this Code will be provided from time to time. The standards in this Code may be further explained or implemented through policy memoranda, including those relating to specific areas of the Company’s business. A Officeholder may obtain a copy of this Code or any such memoranda upon request to the Chief Executive Officer or Compliance Officer.

Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee (if applicable), will take reasonable steps from time to time to (i) monitor compliance with this Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of this Code and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code.

The Company’s management will periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of this Code and the actions taken with respect to any such violation.

Reporting Concerns/ Receiving Advice/ No Retaliation

Be Proactive. Every Officeholder is expected to act proactively by asking questions, seeking guidance and reporting violations of this Code and other policies and procedures of the Company, as well as any violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any Officeholder believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code, he or she is expected to bring the matter to the attention of a supervisor, the Compliance Officer or report the matter through the procedures established from time to time by the Audit Committee (if applicable) for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as set forth below.

Seeking Guidance. The best starting point for an Officeholder seeking advice on ethics-related issues or reporting potential violations of this Code will usually be his or her immediate supervisor. However, if the conduct in question involves the Officeholder’s immediate supervisor, if the Officeholder does not have an immediate supervisor, if the Officeholder has reported the conduct in question to his or her immediate supervisor and does not believe that he or she has dealt with it properly, or if the Officeholder does not feel that he or she can discuss the matter with his or her immediate supervisor, the Officeholder may raise the matter with the Compliance Officer.

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Communication Alternatives. Any Officeholder may communicate with the Compliance Officer by any of the following methods:

In writing (which may be done anonymously as set forth below under “Anonymity”) addressed to the Compliance Officer, by U.S. mail to 1300 S. Dixie Hwy, Suite B, Lantana, FL 33462, Attention: Chief Executive Officer; or

●	By e-mail to [ ] (anonymity cannot be maintained).

Reporting Accounting and Other Concerns. Any Officeholder who learns of any violation or potential violation concerning accounting, internal accounting controls or auditing matters should promptly bring the matter to the Audit Committee (if applicable, or the Chief Executive Officer, if not applicable). Accounting, internal accounting control and auditing matters include but are not limited to information concerning (i) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data accurately, (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls, (iii) improper influence of an auditor of the Company’s financial statements or (iv) the accuracy or adequacy of the disclosures made by the Company in its SEC filings or submissions or other public disclosures.

Anonymity. When reporting suspected violations of this Code, the Company prefers that Officeholders identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously. If an Officeholder wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, Officeholders who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

Protection for Reporting Violations. It is prohibited, and is a violation of this Code, for the Company or any person to retaliate in any way against any Officeholder who, acting in good faith, reports information concerning suspected misconduct.

Misuse of Reporting Channels. Officeholders may not use these reporting channels in bad faith or in a false or frivolous manner.

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Enforcement

Investigating Reports of Violations. The Company is committed to full, prompt and fair enforcement of the provisions of this Code. Upon receipt of any concern, other than an accounting, internal accounting control or auditing concern, the Compliance Officer will promptly initiate an investigation to gather the relevant facts. Upon receipt of any accounting, internal accounting control and auditing concern, the Audit Committee will promptly initiate an investigation to gather the relevant facts. In conducting and monitoring investigations, the Compliance Officer or Audit Committee, as applicable, may consult and coordinate as appropriate with other Officeholders, including but not limited to members of the Company’s senior management team, Internal Audit Department, Finance Department or Human Resources Department, and will seek to ensure that the provisions of this Code are applied and enforced consistently across the Company. All lawful and appropriate investigative means and methods may be utilized in the conduct of the investigation. All Officeholders should cooperate in the investigation when called upon to do so. A failure to cooperate may itself constitute a violation of the Code.

Sanctions for Violations. Appropriate disciplinary action will be determined upon completion of the investigation, if the Compliance Officer or Audit Committee, as applicable, concludes that a violation of the Code has been committed and disciplinary action is warranted. Any violation of this Code may result in serious sanctions by the Company, which may include but is not limited to, dismissal, suspension without pay, loss of pay or bonus, loss of benefits or demotion.

Any disciplinary action to be taken against an employee will be subject to the approval of senior management and will be carried out by the Human Resources Department.

Waivers of the Code

It is the Company’s policy that waivers of this Code will not be granted except in exigent circumstances. Any waivers of this Code may only be granted by a majority of the Board after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code will be promptly disclosed as required by law or the applicable rules of the stock exchange or quotation system on which the Corporation’s shares may be listed from time to time.

Certification

Each Officeholder is required to execute a Certificate of Compliance with respect to this Code on an annual basis, or at such other frequency as determined by Company management. Upon completion, the signed Certificate of Compliance will be retained in the employee’s employment file.

Conclusion

Officeholders should communicate any suspected violations of this Code, or any unethical behavior encompassed by this Code, promptly to the Chief Executive Officer. Violations will be taken seriously and investigated by the Board, as the case may be, or by a person or persons designated by the Board, and appropriate disciplinary action will be taken in the event of any violations of the Code.

If there are any questions involving application of this Code, guidance should be sought from the Company’s outside counsel.

It shall also be the policy of the Company that the directors and officers of the Company acknowledge receipt of and certify their willingness to adhere to the foregoing annually and file a copy of such certification with the Board.

This Code of Conduct and Ethics is effective as of [______], 2025.

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Certificate of Compliance

WITH THE CODE OF CONDUCT AND ETHICS OF

GAMEVERSE INTERACTIVE CORP.

I hereby certify that:

1.	I have read the Code of Conduct and Ethics for the Directors, Officers and Employees (the “Code”) of Gameverse Interactive Corp. (the “Company”) at least once during the past 12 months and understand my responsibility to comply with the principles and policies contained in the Code. I recognize that my failure to comply with such principles and policies will be cause for severe disciplinary action or termination of my employment. I also recognize that this Code is not a comprehensive description of Company policies and that I may be subject to disciplinary action and termination of my employment for actions not detailed in this Code.

2.	Except as stated at paragraph 3, immediately below:

(a)	I and, to the best of my knowledge, members of my immediate family, do not have any interest which might be deemed to be a conflict of interest under the Code

(b)	To my knowledge, I have not violated any federal, state, local or foreign law in connection with the Company’s business; and

(c)	I am not aware of any Company activities which violate the Code.

3.	Exceptions to the above are noted below or separately attached:

I hereby certify that the above statements are, to the best of my knowledge and belief, true and accurate. I also certify my understanding that nothing in the Code is intended to create an express or implied contract of employment or a guarantee of continued employment, and that adherence to the Code or any other policy or procedure of the Company does not modify any employment-at-will relationship that may exist between the Company and myself.

Signature:

Print Name:

Title:

Date:

Please print your name and title under your signature and

return this certificate to the Company.